Exhibit 10.2

Compensation Arrangements With Non-Employee Directors

Non-Employee Directors of Nanometrics Incorporated are entitled to receive the following cash compensation in their roles as such:

Annual Cash Retainer:                        $50,000

Additional Cash Annual Retainers:
Chairman of the Board                        $30,000
Audit Committee Chairman                    $20,000
Compensation Committee Chairman                 $20,000
Nominating and Governance Committee Chairman             $10,000
Audit Committee (other than Chairman)                $10,000
Compensation Committee (other than Chairman)             $10,000
Nominating and Governance Committee (other than Chairman)    $ 7,500

All retainer fees are paid annually, as of the date of the annual stockholders meeting, and in advance of the provision of services to which the retainer relates.

Equity Compensation:

On the date of each annual meeting of stockholders, non-employee directors receive restricted stock units valued at $100,000, calculated using the closing market price of Nanometrics common stock on the NASDAQ Stock Market as of the date of the annual stockholders meeting. These awards vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of stockholders.

Any new non-employee director will receive restricted stock units valued at $100,000 pro-rated to reflect the amount of time served before the next annual meeting of stockholders.

Other Matters:

If a non-employee director ceases to serve as a member of Nanometrics’ Board, a portion of the fees shall be refunded and equity awards shall be forfeited on a pro-rated basis.

Non-employee directors are eligible to participate in Nanometrics’ self-funded Executive Reimbursement Plan, which is intended to supplement Nanometrics’ basic health plan by reimbursing expenses that are not covered by Nanometrics’ health plan.